Exhibit 99.2
Dendreon Announces Preliminary Results from PROTECT (P-11) Study
— PROVENGE Prolongs PSA Doubling Time in Patients with Early Stage Prostate Cancer —
SEATTLE, WA, November 8, 2006 — Dendreon Corporation (Nasdaq: DNDN) today announced preliminary results from its ongoing PROTECT (P-11) clinical trial for PROVENGE® (sipuleucel-T) in patients with non-metastatic androgen-dependent (hormone sensitive) prostate cancer. The study was designed to explore the biologic activity of PROVENGE in patients with recurrent prostate cancer prior to the development of metastatic disease. The study results demonstrate a prolongation in prostate-specific antigen (PSA) doubling time (PSADT) for patients who received PROVENGE compared to placebo. PSADT is currently considered to be one of the best predictors of clinical outcome in patients with PSA recurrence following primary therapy. Dendreon plans to submit the data for presentation at a future upcoming medical meeting.
Study Design:
The study, known as PROTECT (PROvenge Treatment and Early Cancer Treatment) or P-11, is a randomized, double-blind, placebo-controlled trial designed to evaluate the safety and biologic activity of PROVENGE in men with non-metastatic androgen-dependent prostate cancer who have had a PSA recurrence following surgical removal of the prostate. A total of 176 patients at 19 sites in the United States were randomized 2:1 to receive PROVENGE or placebo following a 3-month course of hormonal therapy. Patients were then followed with serial PSA measurements to evaluate the impact of PROVENGE on PSA and PSADT. At the time of biochemical progression, defined as a PSA of 3 ng/mL or greater, men became eligible for one booster infusion of either PROVENGE or placebo in accordance with the treatment arm to which they were randomized. Patients continue to be followed for the clinical endpoints of time to distant failure, which typically would be the appearance of a positive bone scan, and for overall survival.
Preliminary Study Results:
•	Biochemical Endpoints: As specified in the protocol, an analysis of PSADT calculated from 90 days following randomization until biochemical progression or the initiation of systemic therapy demonstrated that patients randomized to receive PROVENGE had a 35 percent increase in their PSADT compared to patients randomized to receive placebo (p-value = 0.046). To adjust for potential variations in the rate of testosterone recovery following hormonal therapy, the PSADT was also calculated after a patient’s testosterone returned to baseline levels. This analysis demonstrated that patients randomized to receive PROVENGE had a 49 percent increase in their PSADT compared to patients randomized to receive placebo (p-value = 0.038). In addition, although not statistically significant, there was a positive trend in the overall delay in the time to reach a PSA level of 3.0 ng/ml for patients in the PROVENGE arm compared to patients in the placebo arm.
•	Clinical Endpoints: There was a delay of approximately 27 percent (HR = 0.73) in the time to distant metastasis for patients randomized to receive PROVENGE compared to patients randomized to receive placebo. Because only 16 percent of patients in the study had a distant failure event at the time of this analysis, it is not yet powered to evaluate statistical significance. Per protocol, patients will continue to be followed for the clinical endpoints of distant failure and overall survival.

•	Immunology Data: In a subset of patients the immune response against the recombinant antigen PA2024 was measured at baseline (before dosing with PROVENGE or placebo) and at 4 and 13 weeks following randomization (after dosing). PA2024 is a fusion protein composed of prostatic acid phosphatase (PAP), and a cytokine, GM-CSF. T-cell responses were monitored by measuring T-cell proliferation by recording the stimulation index (SI) and by measuring the number of T-cells that secrete interferon gamma by ELISPOT. By both methods, and at both the 4 and 13 week time points, significant responses were seen in the PROVENGE treated patients, but not in the patients assigned to receive placebo. For example, at 13 weeks, the median SI was 118.5 in the PROVENGE arm compared to 2.3 in the placebo arm (p-value <0.0001). The immune response was also monitored at the time of boosting to assess the durability and persistence of the immune response. These analyses, conducted at a median time of 21 months following randomization, demonstrated that the immune response continued to persist at significant levels (p-value <0.0001) in the PROVENGE arm compared to the placebo arm. The median SI observed in the PROVENGE arm prior to boosting was 93.7 and 13 weeks following a single boosting infusion of PROVENGE, the median SI was 221.8, suggesting that the immune response can be boosted to even higher levels.
•	Safety: Consistent with the Company’s other studies conducted to date, treatment with PROVENGE was generally well tolerated. The most common adverse reactions associated with PROVENGE were chills, fever, headache, fatigue and vomiting. These events were primarily low grade events, with a short duration lasting 1 to 2 days following infusion.
“The initial results from this randomized study suggest a potential role for PROVENGE early in the natural evolution of prostate cancer,” said Mark Frohlich, M.D., vice president of clinical affairs at Dendreon. “We are encouraged by the effect of PROVENGE on PSA doubling time, an important predictor of clinical outcome in this patient population. We plan on following these patients for the clinical endpoints of overall survival and time to distant failure. More importantly in the near term, the data from the patients in this study will supplement our overall safety database for PROVENGE as part of our current BLA submission for men with advanced androgen-independent prostate cancer.”
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 232,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year of the disease.
About PROVENGE
PROVENGE (sipuleucel-T) is an investigational product that may represent the first in a new class of active cellular immunotherapies (ACIs) that are uniquely designed to stimulate a patient’s own immune system. PROVENGE is in late-stage clinical development for the treatment of patients with early-stage and advanced prostate cancer. In clinical studies, patients typically received three infusions over a one-month period as a complete course of therapy.
Dendreon has submitted one of two portions of a rolling submission of a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for PROVENGE as an active cellular immunotherapy treatment for men with asymptomatic, metastatic, androgen-independent prostate cancer. The Company expects to submit the chemistry, manufacturing and controls (CMC) section of the BLA prior to the end of 2006. If approved, PROVENGE would become the first commercially available active cellular immunotherapy for advanced hormone-refractory prostate cancer.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate a cell-mediated immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle and is traded on The Nasdaq Stock Market® under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500